UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITEIS EXCHANGE ACT OF 1934.

                         Commission File Number 0-29221


                      NEVTAH CAPITAL MANAGEMENT CORPORATION
                              ---------------------
             (Exact name of registrant as specified in its charter)

                          4400 PGA Boulevard, Suite 716
                        Palm Beach Gardens, Florida 33410
                        ---------------------------------
              (Address of Registrant's Principal Executive Offices)

                                 (561) 626-9901
                                 --------------
                         (Registrant's telephone number)

                         Common Stock, $0.001 par value
                         -------------------------------
            (Title of each class of securities covered by this Form)

                                 Not applicable
                                 --------------
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) of 15(d) remains)


     Place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)        _X_           Rule 12h-3(b)(1)(i)       _X_
     Rule 12g-4(a)(1)(ii)       ___           Rule 12h-3(b)(1)(ii)      ___
     Rule 12g-4(a)(2)(i)        ___           Rule 12h-3(b)(2)(i)       ___
     Rule 12g-4(a)(2)(ii)       ___           Rule 12h-3(b)(2)(ii)      ___
                                              Rule 15d-6                ___

     Approximate number of holders of record as of the certification of notice date: 91

     Pursuant to the requirements of the Securities Exchange Act of 1945, Nevtah Capital Management Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 11, 2005                        By:/s/ Daniel Kesonen
                                              ---------------------
                                              Daniel Kesonen, President
                                              and Chief Executive Officer


Instruction: This form is required by Rules 12g-4, 12b-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually singed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person, The name and title of the person signing the form shall be types or printed under the signature.